Exhibit 99.1
PENWEST ANNOUNCES THAT ENDO REPORTS POSITIVE RESULTS FROM
SECOND STUDY OF EXTENDED-RELEASE OXYMORPHONE
Danbury, CT, October 3, 2005 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced that Endo Pharmaceuticals Inc., Penwest’s partner in the development and commercialization of oxymorphone extended-release tablets (oxymorphone ER), has reported positive results from the second of two Phase III clinical trials of oxymorphone ER. In this multi-center, randomized, double-blind, parallel group trial, the safety and efficacy of oxymorphone ER were compared with placebo in 142 opioid-experienced patients with moderate-to-severe chronic low back pain.
In a press release issued today, Endo said that oxymorphone ER demonstrated a statistically significant difference in pain scores from placebo during a 12-week treatment period, during which the drug was administered twice daily. The primary endpoint was change in average pain intensity from baseline, as measured on the Visual Analog Scale (VAS), defined as the last measurement prior to randomization, to final study visit (p<0.0001). According to Endo, in this Phase III study in opioid experienced chronic low back pain patients, oxymorphone ER was generally well tolerated with no single adverse event reaching an incidence of over 10% in either group.
On August 22, 2005, Endo announced the results of a Phase III trial of oxymorphone ER conducted in response to the U.S. Food and Drug Administration’s (FDA) request for additional clinical data to support Endo’s New Drug Application (NDA) for this developmental product. This first trial evaluated oxymorphone ER in opioid-naïve patients and was conducted under the FDA’s Special Protocol Assessment (SPA) process. Apart from the patient population studied, the protocols for the two trials were virtually identical, including the primary and secondary efficacy analyses. In the earlier trial, oxymorphone ER also demonstrated a statistically significant difference in pain scores (on the same primary endpoint: p< 0.0001).
Endo stated that it continues to expect to submit its complete response to the FDA’s NDA approvable letter for oxymorphone ER by early 2006. Endo also said that it anticipates an action letter from the FDA within six months of the filing of the complete response, and if approval is granted at that time, the commercial launch of this product in the second half of 2006.
As disclosed on October 20, 2003, the FDA issued an approvable letter for the oxymorphone ER NDA but had requested that Endo address certain questions and provide additional clarification and information, including additional clinical trials, to further confirm the safety and efficacy of the product. The positive data from the two new oxymorphone ER Phase III studies will supplement the previously submitted Phase III trial that Endo believes the FDA already has accepted as demonstrating efficacy in the intended patient population.
Endo stated that a more comprehensive summary of the data from this and the earlier trial will be presented at a later date at an appropriate scientific forum.
About Oxymorphone
Oxymorphone ER is a semi-synthetic µ-opioid agonist that has been formulated as a 12-hour extended-release tablet using Penwest Pharmaceuticals’ proprietary time-release technology TIMERx® delivery system. Oxymorphone ER has been studied in a wide range of chronic pain conditions, including low back pain, osteoarthritis pain, post-surgical pain and cancer pain. Oxymorphone ER is currently under review by the FDA. The safety and efficacy of oxymorphone ER have not been established by the FDA.
Oxymorphone is a Schedule II controlled substance.
Respiratory depression is the chief hazard from all opioid agonists, including oxymorphone preparations. Respiratory depression is a particular potential problem in elderly or debilitated patients as well as in those suffering from conditions accompanied by hypoxia or hypercapnia when even moderate therapeutic doses may dangerously decrease pulmonary ventilation. The most common adverse reactions reported by patients treated with oxymorphone ER during clinical trials were nausea, constipation, dizziness, pruritus (itching), vomiting, somnolence, increased sweating, sedation and headache.
Penwest Pharmaceuticals
Penwest develops pharmaceutical products based on innovative oral drug delivery technologies. We are focusing our development efforts principally on products that address diseases of the central nervous system. The foundation of our technology platform is TIMERx®, an extended release delivery system that is adaptable to soluble and insoluble drugs and that is flexible for a variety of controlled release profiles. We have also developed two additional oral drug delivery systems, Geminex® and SyncroDose™. Geminex is a dual drug delivery system that is designed to provide independent release of different active ingredients contained in a drug, and SyncroDose is a drug delivery system that is designed to release the active ingredient of a drug at the desired site and time in the digestive tract.
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo Pharmaceuticals to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and/or to advance clinical development and commercialization of products; regulatory risks relating to drugs in development such as oxymorphone ER, including the timing and outcome of regulatory action; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or the regulatory approval of, the product that is the subject of the trial; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.
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Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

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